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                               PRIME RETAIL, INC.

                  EXHIBIT 12: COMPUTATION OF RATIO OF EARNINGS
    TO COMBINED FIXED CHARGES AND PREFERRED STOCK DISTRIBUTIONS AND DIVIDENDS

              (Amounts in thousands, except for ratio information)
                                                                                              Three months ended March 31
                                                                                    -------------------------------------------
                                                                                            2000                  1999
                                                                                     -------------------   -------------------
 Income (loss) before minority interests                                                $ (11,687)              $  9,298
 Loss on sale of real estate                                                                    -                      -
 Interest incurred                                                                         24,848                 22,008
 Amortization of capitalized interest                                                         119                    121
 Amortization of debt issuance costs                                                          842                    593
 Amortization of interest rate protection contracts                                            21                     57
 Less interest earned on interest rate protection contracts                                     -                      -
 Less capitalized interest                                                                 (1,100)                (1,074)
                                                                                         --------               --------
      Earnings                                                                             13,043                 31,003
                                                                                         --------               --------
 Interest incurred                                                                         24,848                 22,008
 Amortization of debt issuance costs                                                          842                    593
 Amortization of interest rate protection contracts                                            21                     57
 Preferred stock distributions and dividends                                                5,667                  6,955
                                                                                         --------               --------
      Combined Fixed Charges and
          Preferred Stock Distributions and Dividends                                      31,378                 29,613
                                                                                         --------               --------

 Excess of Combined Fixed Charges
      and Preferred Stock Distributions
      and Dividends over Earnings                                                        $ (18,335)             $       -
                                                                                         =========              =========

 Ratio of Earnings to Combined Fixed
      Charges and Preferred Stock
      Distributions and Dividends                                                                -  x                1.05  x
                                                                                         =========              =========
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